Exhibit 10.13

Grant ID # XX-XXXX

KADANT INC.

EQUITY INCENTIVE PLAN

RESTRICTED STOCK AGREEMENT

[NAME]

Name of Recipient

15,000

Number of Restricted Shares of

Common Stock Awarded

February 27, 2007

Award Date

Kadant Inc. (the “Company”) has selected you to receive the restricted stock award identified above, subject to the provisions of the Company’s amended and restated Equity Incentive Plan (the “Plan”) and the terms, conditions and restrictions contained in this agreement (the “Agreement”). Please confirm your acceptance of this Award, your agreement to the terms of the Plan and this Agreement, your receipt of a copy of the Plan, and your receipt of a memorandum regarding the tax treatment of awards of restricted stock, by signing both copies of this Agreement. You should keep one copy for your records and return the other copy promptly to the Stock Option Manager of Kadant Inc., One Technology Park Drive, Westford, Massachusetts 01886.

KADANT INC.

By:
William A. Rainville
Chairman and Chief Executive Officer
Accepted and Agreed:

Recipient

KADANT INC.

EQUITY INCENTIVE PLAN

Restricted Stock Agreement

1.	Preamble. This Restricted Stock Agreement contains the terms and conditions of an award of shares of restricted stock of the Company (the “Restricted Shares”) made to the Recipient identified on the first page of this Agreement pursuant to the Plan. Any consideration due to the Company on the issuance of the Restricted Shares has been deemed to be satisfied by past services rendered by the Recipient to the Company.

2.	Restrictions on Transfer. Unless and until the Restricted Shares shall have vested as provided in Paragraph 3 below, the Recipient agrees not to sell, transfer, pledge or assign any of the Restricted Shares acquired under this Agreement.

3.	Vesting. The term “vest” as used in this Agreement means the lapsing of the restrictions that are described in this Agreement with respect to the Restricted Shares. The Restricted Shares shall vest in accordance with the schedule set forth below, provided in each case that the Recipient is then, and since the Award Date has continuously been, a member of the Board of Directors of the Company.

Vesting Schedule for Restricted Shares Awarded:
# of Shares	Vesting Date
1,250	March 31, 2007
1,250	June 30, 2007
1,250	September 29, 2007
1,250	December 29, 2007
10,000	Upon a “Change-in-Control” (as defined herein)

In the event that the Recipient ceases to be a director of the Company prior to the Vesting Dates set forth above for the Restricted Shares for any reason other than a “Change in Control”, then any Restricted Shares that have not previously vested shall be immediately forfeited and returned to the Company.

In the event of a “Change in Control”, all Restricted Shares that have not previously been forfeited shall immediately vest. A “Change in Control” shall have the same meaning for the purposes of this Agreement as set forth in Section 9 of the Plan, as the same may be amended from time to time.

Notwithstanding the foregoing, the Restricted Shares that vest only upon a “Change in Control” as set forth in the Vesting Schedule above (the “Change in Control Restricted Shares”) shall be deemed forfeited and returned to the Company if, prior to March 29, 2008, no “Change in Control” has occurred or no “Business Combination” (as defined in Section 9.2(c) of the Plan) has been approved by the Board of Directors of the Company. In the event a “Business Combination” that has been approved by the Board of Directors of the Company prior to March 29, 2008 is subsequently terminated or otherwise not consummated, the Change in Control Restricted Shares shall be deemed forfeited and returned to the Company on the date of such termination or other evidence of abandonment of the Business Combination.

4.	Dividends and Voting Rights. The Recipient shall be entitled to any and all dividends or other distributions paid with respect to the Restricted Shares which have not been forfeited or otherwise disposed of and shall be entitled to vote any such Restricted Shares; provided however, that any property (other than cash) distributed with respect to Restricted Shares, including without limitation a distribution of shares of the Company’s stock by reason of a stock dividend, stock split or otherwise, or a distribution of other securities based on the ownership of Restricted Shares, shall be subject to the restrictions of this Restricted Stock Agreement in the same manner and for so long as the Restricted Shares remain subject to such restrictions, and shall be promptly forfeited to the Company if and when the Restricted Shares are so forfeited.

5.	Certificates. (a) Legended Certificates. The Recipient is executing and delivering to the Company blank stock powers to be used in the event of forfeiture. Any certificates representing unvested Restricted Shares shall be held by the Company, and any such certificate (and, to the extent determined by the Company, any other evidence of ownership of unvested Restricted Shares) shall contain the following legend:

THE TRANSFERABILITY OF THIS CERTIFICATE AND THE SHARES OF STOCK REPRESENTED HEREBY ARE SUBJECT TO THE TERMS AND CONDITIONS (INCLUDING FORFEITURE) OF THE ISSUER’S EQUITY INCENTIVE PLAN AND A RESTRICTED STOCK AGREEMENT ENTERED INTO BETWEEN THE REGISTERED OWNER AND THE ISSUER. COPIES OF SUCH PLAN AND AGREEMENT ARE ON FILE IN THE OFFICES OF THE ISSUER.

(b) Book Entry. If unvested Restricted Shares are held in book entry form, the Recipient agrees that the Company may give stop transfer instructions to the depository to ensure compliance with the provisions of this Agreement. The Recipient hereby (i) acknowledges that the Restricted Shares may be held in book entry form on the books of the Company’s depository (or another institution specified by the Company), and irrevocably authorizes the Company to take such actions as may be necessary or appropriate to effectuate a transfer of the record ownership of any such shares that are unvested and forfeited hereunder, (ii) agrees to deliver to the Company, as a precondition to the issuance of any certificate or certificates with respect to unvested Restricted Shares, one or more stock powers, endorsed in blank, with respect to such shares, and (iii) agrees to sign such other powers and take such other actions as the Company may reasonably request to accomplish the transfer or forfeiture of any unvested Restricted Shares that are forfeited hereunder.

6.	Unrestricted Shares. As soon as practicable following the vesting of any Restricted Shares the Company shall cause a certificate or certificates covering such shares, without the legend contained in Paragraph 5(a), to be issued and delivered to the Recipient, subject to the payment by the Recipient by cash or other means acceptable to the Company of any federal, state, local and other applicable taxes required to be withheld in connection with such vesting. The Recipient understands that once a certificate has been delivered to the Recipient in respect of Restricted Shares which have vested, the Recipient will be free to sell the shares of common stock evidenced by such certificate, subject to applicable requirements of federal and state securities laws.

7.	Administration. The Board of Directors of the Company, or the Compensation Committee or other committee designated in the Plan, shall have the authority to manage and control the operation and administration of this Agreement. Any interpretation of the Agreement by any of the entities specified in the preceding sentence and any decision made by any of them with respect to the Agreement is final and binding.

8.	Plan Definitions. Notwithstanding anything in this Agreement to the contrary, the terms of this Agreement shall be subject to the terms of the Plan, a copy of which has already been provided to the Recipient.

9.	Amendment. This Agreement may be amended only by written agreement between the Recipient and the Company, without the consent of any other person.

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